UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 30, 2005

TOYOTA MOTOR CREDIT CORPORATION

(Exact name of registrant as specified in its charter)

California	1-9961	95-3775816
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19001 So. Western Avenue
Torrance, California		90501

(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (310) 468-1310

            Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Toyota Motor Credit Corporation (“TMCC”) and its wholly-owned subsidiary, Toyota Credit de Puerto Rico Corp. (“TCPR”) entered into a $2.9 billion 364-day syndicated credit facility (the “New Facility”) pursuant to a 364 Day Credit Agreement dated as of March 30, 2005 with Citicorp USA, Inc., as Administrative Agent and the other lenders party thereto. A copy of the Agreement is attached as an exhibit. The New Facility replaces an existing $2.1 billion 364-day syndicated credit facility (the “Prior Facility”) entered into on July 30, 2004. The purpose of entering into the New Facility is to increase the commitments available to TMCC from $1.967 billion to $2.767 billion. The commitments available to TCPR remain the same at $133 million. No amounts have been drawn under either the New Facility or the Prior Facility. Except for the change in term and the increased commitments, the terms of the New Facility and the Prior Facility are the same. No changes were made to TMCC’s other credit facilities as described in TMCC’s Quarterly Report on Form 10-Q for the period ended December 31, 2004. Certain of the lenders participating in the New Facility and their affiliates have in the past and may in the future engage in financing, securities, derivative and banking transactions with TMCC and its affiliates.

Item 1.02 Termination of a Material Definitive Agreement

As described in Item 1.01 above, the 364 Day Credit Agreement dated as of July 30, 2004 among TMCC, TCPR, Citicorp USA, Inc. as Administrative Agent and the other lenders party thereto has been terminated in connection with TMCC’s replacement of the Prior Facility with the New Facility.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See description of the New Facility in Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
10.1	364 Day Credit Agreement among Toyota Motor Credit
Corporation and Toyota Credit de Puerto Rico Corp., as
Borrowers, Citicorp USA, Inc., as Administrative Agent
and the other lenders parties thereto dated as of March 30, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOYOTA MOTOR CREDIT CORPORATION

Date: April 4, 2005	By: /s/ JOHN F. STILLO
John F. Stillo Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	364 Day Credit Agreement among Toyota Motor Credit
Corporation and Toyota Credit de Puerto Rico Corp., as
Borrowers, Citicorp USA, Inc., as Administrative Agent
and the other lenders parties thereto dated as of March 30, 2005